Exhibit 10.1

Vera Bradley, Inc.

2010 Equity and Incentive Plan

1. Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Vera Bradley, Inc., an Indiana corporation, has adopted this “Vera Bradley, Inc. 2010 Equity and Incentive Plan.” Capitalized terms will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, and other stock or cash-based awards.

1.2 Objectives of the Plan. The Plan’s purposes are to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link Participants’ interests to those of the Company’s stockholders; to give Participants an incentive for excellence in individual performance; to promote teamwork among Participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants.

1.3 Effective Date. The Plan will be effective upon the consummation of the Company’s Initial Public Offering. The Plan must be approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted. The Committee may make Awards and issues Shares under the Plan at any time after the Plan’s Effective Date. The Plan will remain in effect, subject to the right of the Board or the Committee to amend or terminate the Plan at any time pursuant to Article 14, until all Shares subject to the Plan have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten year anniversary of the Effective Date.

2. Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word will be capitalized.

“Advisor” means a consultant, advisor, or other independent service provider to any of the Company Parties.

“Affiliate” means any corporation that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Company.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, or other stock or cash-based awards.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in any employment, consulting, or other agreement between the Company and the Participant. If there is no employment, consulting, or other agreement between the Company and the Participant, or if such agreement does not define “Cause,” then “Cause” will mean: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or Company Parties, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or Company Parties, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or Company Parties, (ii) act or acts of disloyalty, moral turpitude, or material misconduct that is injurious to the interest, property, value, operations, business or reputation of the Company or Company Parties, or conviction of a crime that results in injury to the Company or Company Parties; or (iii) repeated refusal (other than by reason of Disability) to carry out reasonable instructions from his or her superiors or the Board. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means a change in control of the Company as defined in the applicable Award Agreement. Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition (in the applicable Award Agreement) is modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means, as specified in Article 3, a Committee appointed by the Board to administer the Plan. The composition of the Committee shall at all times satisfy the provisions of Code Section 162(m) and shall consist of at least two directors who are “independent directors” within the meaning of the stock exchange or market on which the shares of Common Stock are then listed and “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

“Common Stock” means the Company’s common stock, no par value per share.

“Company” means Vera Bradley, Inc., an Indiana corporation, and any successor thereto as provided in Article 16.

“Company Parties” means, collectively and without duplication, the Company and any of its Affiliates.

“Covered Employee” means a “covered employee” as that term is defined in Code Section 162(m)(3) or any successor provision.

“Designated Beneficiary” means the Person or Persons the Participant designates in a signed writing, filed with the Company, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan. If the Participant has not designated a beneficiary under the Plan, or if the Participant’s Designated Beneficiary is not living on the relevant date hereunder, the Company will treat the Participant’s estate as the Designated Beneficiary.

“Director” means any individual who is a member of the board of directors of the Company.

“Disability” shall have the meaning set forth in any employment, consulting, or other agreement between any of the Company Parties and the Participant which agreement shall be determinative. Only if there is no employment, consulting, or other agreement between any of the Company Parties and the Participant, or if such agreement does not define “Disability,” then “Disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service, or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Committee).

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Disqualifying Disposition” shall have the meaning set forth in Section 11.3.

“Effective Date” means the date of consummation of the Company’s Initial Public Offering.

“Employee” means a person employed by the Company or an Affiliate in a common law employee-employer relationship.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Participant may purchase a Share pursuant to an Option.

“Fair Market Value” means, as it relates to Common Stock, as of the relevant date: (i) after a Public Offering, the closing price of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Common Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market; or (ii) before an Initial Public Offering, the Board or the Committee shall determine Fair Market Value in good faith on the basis of such considerations as the Board or the Committee deems important and consistent with Sections 409A and 422 of the Code (to the extent applicable).

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 that the Committee designates as an Incentive Stock Option, and that is intended to meet the requirements of Code Section 422.

“Initial Public Offering” means an initial public offering of the Company’s Common Stock pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

“Owned Shares” means Shares that a Participant has acquired through the exercise of an Option or the vesting of Restricted Stock, in accordance with Article 6 or 7, and the terms of any Award Agreement.

“Participant” means a Person whom the Committee has selected to receive an Award under the Plan, pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.

“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Article 9.

“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

“Performance Period” means any period as determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Performance Share” means an award with an initial value equal to the Fair Market Value on the date of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Performance Unit” means an award with an initial value established by the Committee at the time of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

“Plan” means the Vera Bradley, Inc. 2010 Equity and Incentive Plan, as set forth in this document, as from time to time amended.

“Restricted Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as the Committee determines, in its discretion), and/or the Restricted Stock is not vested.

“Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Article 8.

“Restricted Stock Unit” or “RSU” means an Award granted under Article 8 denominated in units of Common Stock.

“Retirement” means termination of Service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the Participant and the Company and/or an Affiliate, or, if different, a qualified retirement plan sponsored by the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Service” means the provision of services in the capacity of (i) an employee of the Company or an Affiliate, (ii) a non-employee member of the Company’s Board or the board of directors of an Affiliate, or (iii) a consultant or other independent advisor to the Company or an Affiliate.

“Shares” means the shares of the Company’s Common Stock.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR pursuant to the terms of Article 7.

3. Administration

3.1 Plan Administration. The Plan will be administered by the Committee that the Board designates for this purpose. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange and to the extent that such action does not require approval by “outside directors” to comply with Code Section 162(m) and the related regulations, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Board will appoint the Committee members, from time to time, and the Committee members will serve at the Board’s discretion. The Committee will act by a majority of its members at the time in office and eligible to vote on any particular matter, and Committee action may be taken either by a vote at a meeting or in writing without a meeting.

3.2 Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: (i) select eligible Persons to participate in the Plan; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards in a manner consistent with the Plan; (iv) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (v) establish, amend or waive rules and regulations for the Plan’s administration; and (vi) subject to the provisions of Article 14, amend the Plan or the terms and conditions of any outstanding Award to the extent the terms are within the Committee’s discretion under the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, employees, Participants, and their estates and beneficiaries.

4. Shares Subject to the Plan and Maximum Grants

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be issued or transferred to Participants under the Plan is 6,076,001 Shares. Subject to adjustment as provided in Section 4.3, to the extent necessary to comply with Code Section 162(m) the maximum number of Shares and Share equivalent units that may be granted during any calendar year to any one Participant under Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards or any other Award is 2,025,334 Shares, which limit will apply regardless of whether the compensation is paid in Shares or in cash. The number of Shares delivered in satisfaction of Awards shall for purposes of the preceding sentence be determined net of any Shares withheld by the Company in payment of the exercise price of an Award or in satisfaction of any tax withholding obligations with respect to an Award. The foregoing limit set forth in this Section 4.1 shall be construed to comply with Section 422 of the Code. To the extent necessary to comply with Code Section 162(m) the maximum aggregate dollar amount that may be paid to any one Participant during any calendar year under Performance Units, Performance Awards or any cash-based Award granted under Article 10 is $5,000,000.

4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to the Award will again be available for the grant of an Award under the Plan.

4.3 Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a Public Offering or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, provision shall be made so that the Participants shall thereafter be entitled to receive upon vesting of the such Shares, the number of Shares, to which a Participant would have been entitled on such merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or payment of stock dividend. If there is any other change in the number or kind of the outstanding Shares, of any stock or other securities into which the outstanding Shares have been changed, or for which they have been exchanged, the Committee, in its sole discretion, may adjust any Award already granted, having due regard for the qualification of ISOs under Code Section 422 and the requirements of Code Section 409A, where applicable.

Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

5. Eligibility and Participation

5.1 Eligibility. The following Persons are eligible to receive Awards under this Plan: (i) any Employee; (ii) any Advisor; and (iii) any non-employee Director.

5.2 Actual Participation. The Committee will determine, within the limits set forth below, those eligible Persons to whom it will grant Awards. Each eligible Person whom the Committee has selected to receive an Award will become a Participant in the Plan upon execution of an Award Agreement.

6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Committee may grant (i) Incentive Stock Options to any Employee and (ii) Nonqualified Stock

Options to any Employee, Advisor or non-employee Director, in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

6.2 Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the duration of the Option, the number of Shares to which the Option pertains, the manner, time, and rate of exercise and/or vesting of the Option, and such other provisions as the Committee determines and sets forth in the Award Agreement. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.

6.3 Exercise Price. Each Option grant and Award Agreement will specify the Exercise Price for each Share subject to an Option, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options. Each Option will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of its grant.

6.5 Exercise of Options. Options will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

6.6 Payment. The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares as to which the Option is exercised and any withholding tax relating to the exercise of the Option.

The Exercise Price and any related withholding taxes will be payable to the Company in full either: (a) in cash, or its equivalent, in United States dollars; (b) if permitted in the governing Award Agreement, by tendering Shares the Participant owns and duly endorses for transfer to the Company; (c) in any combination of cash, certified or cashier’s check and Shares described in clause (b); or (d) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the Shares.

6.8 Termination of Service. Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise an Option after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Options, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

6.9 Nontransferability of Options. Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

6.10 Incentive Stock Options. Notwithstanding any other provision of this Article 6, the following special provisions shall apply to any award of Incentive Stock Options:

(a) The Committee may award Incentive Stock Options only to Employees.

(b) To the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such options shall be treated as Nonqualified Stock Options.

(c) If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Company, then: (A) the exercise Price for each Share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Share on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the date of grant.

(d) Notwithstanding Section 6.8, an Incentive Stock Option, to the extent exercisable, must be exercised, if at all, within three months after the Participant’s Termination of Service for a reason other than death or Disability and within twelve months after the Participant’s Termination of Service for death or Disability, but in no event later than the expiration of the original term of such Option.

7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, the Committee may grant SARs to any Employee, non-employee Director, or Advisor in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

7.2 Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the duration of the SAR, the number of SARs granted, the manner, time, and rate of exercise and/or vesting of the SAR, and such other provisions as the Committee determines and sets forth in the Award Agreement.

7.3 Grant Price. Each SAR grant and Award Agreement will specify the grant price for each SAR, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of the SAR on the date it is granted.

7.4 Duration of SARs. Each SAR will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of its grant.

7.5 Exercise of SARs. SARs will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by

(ii)	the number of Shares as to which the SAR is exercised.

The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

7.7 Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform, among all SAR awards, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted

Stock or Restricted Stock Units to Employees, Advisors, and/or non-employee Directors in such amounts as it determines and sets forth in the Award Agreement.

8.2 Award Agreement. Each Restricted Stock or Restricted Stock Unit grant will be evidenced by an Award Agreement that specifies the Restricted Periods, the number of Shares granted, the purchase price, if any, and such other provisions as the Committee determines and sets forth in the Award Agreement.

8.3 Nontransferability. The Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the end of the applicable Restricted Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.4 Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units as it deems advisable and sets forth in the applicable Award Agreement including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section as to any given Award will lapse all at once or in installments.

The Company shall retain the certificates representing Shares of Restricted Stock in its possession until all conditions and/or restrictions applicable to the Shares have been satisfied.

8.5 Payment of Awards. Except as otherwise provided in this Agreement, Restricted Stock that becomes Owned Shares will be transferable by the Participant after the last day of the applicable Restricted Period.

8.6 Voting Rights. The applicable Award Agreement may (but is not required to) specify that Participants holding Shares of Restricted Stock may exercise any voting rights that apply to those Shares during the Restricted Period.

8.7 Dividends and Other Distributions. The applicable Award Agreement may specify that Participants awarded Shares of Restricted Stock hereunder will be credited with regular cash dividends, if any, paid on those Shares during the Restricted Period. Dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee establishes. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividends and other distributions.

8.8 Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to retain Restricted Stock or Share equivalents attributable to Restricted Stock Units after his or her termination of Service with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Awards of Restricted Stock or Restricted Stock Units, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

8.9 Section 83(b) Election. The Participant will indicate to the Company whether the Participant intends to make a Section 83(b) election with respect to the Restricted Stock. No such election is permitted with respect to an Award of Restricted Stock Units.

9. Performance Shares, Performance Units, and Performance Awards

9.1 Generally. The Committee shall have the authority to grant to any Employee, Advisor, or non-employee Director Performance Shares, Performance Units, and Performance Awards. The Committee shall have the authority to determine the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Shares, Performance Units, and Performance Awards for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares, Performance Units, and Performance Awards (other than annual Awards) shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No Shares will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time from time to time, as shall be determined by the Committee.

9.2 Earned Performance Shares, Performance Units, and Performance Awards. Performance Shares, Performance Units, and Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Shares, Performance Units, and Performance Awards on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not to exceed 200%) as the Committee shall specify.

9.3 Performance Criteria.

(a) For purposes of this Article 9, the term “Performance Criteria” shall mean any one or more of the following performance criteria, as determined by the Committee: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenue; sales; same store sales; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; or strategic objectives milestones.

(b) When establishing Performance Criteria for a Performance Period, the Committee may specify any reasonable definition of the Performance Criteria it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items. The Committee will have the discretion to adjust targets set for pre-established performance objectives; however, Awards designed to qualify for the performance-based exception from the tax deductibility limits of Code Section 162(m) may not be adjusted upward, except to the extent permitted under Code Section 162(m), to reflect accounting changes or other events. If Code Section 162(m) or other applicable tax or securities laws change to allow the Committee discretion to change the types of Performance Criteria without obtaining shareholder approval, the Committee will have sole discretion to make such changes without obtaining shareholder approval. In addition, if the Committee determines it is advisable to grant Awards that will not qualify for the aforementioned performance-based exception, the Committee may grant Awards that do not so qualify.

9.4 Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Shares, Performance Units, or Performance Awards to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as may be required under Section 162(m) of the Code).

9.5 Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the number of Performance Shares, the number and value of Performance Units, or the amount of the Performance Award, that have been earned on the basis of performance in relation to the established Performance Criteria.

9.6 Payment of Awards. Earned Performance Shares, Performance Awards, and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.5 above, provided that earned Performance Shares, Performance Awards, and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied. The Committee shall determine whether Performance Shares, Performance Awards, and the value of earned Performance Units are to be distributed in the form of cash, Shares, or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of the Shares on the date of the Committee’s certification under Section 9.5 above.

9.7 Newly Eligible Participants. Notwithstanding anything in this Article 9 to the contrary, the Committee shall be entitled to make such rules, determinations, and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units, or Performance Awards after the commencement of a Performance Period.

9.8 Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to his or her Performance Shares, Performance Units, or Performance Awards after his or her termination of Service. The terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards, and may reflect, without limitation, distinctions based on the reason for termination of Service.

10. Other Stock or Cash-Based Awards

In addition to the Awards described in Articles 6 through 9, and subject to the terms of the Plan (including the limits contained in Section 4.1), the Committee may grant other incentives payable in cash or in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate

11. Miscellaneous.

11.1 Transferability of Award. Except as permitted by this Article 11 or with the prior written consent of the Company, a Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any Award. If a Participant sells, transfers, pledges, assigns or otherwise alienates or hypothecates the Award in breach of this Section 11.1, the Company will not be required to transfer the Award on its books or to treat any such transferee as owner of the Award.

11.2 Participant’s Rights Upon Change in Control. The Committee may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of Service in connection with a Change in Control or upon the occurrence of any other event that the Committee may set forth in the Award Agreement. If the

Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any vested Options and SARs by the Company, if the Company is the surviving corporation; (ii) the assumption of any vested Options and SARs by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any vested Options and SARs; or (iv) settlement of any vested Options and SARs for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price, such vested Options and SARs shall terminate and be canceled. To the extent that Restricted Stock, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction. For purposes of this Section 11.2, Change in Control Price shall mean the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

Notwithstanding any of the foregoing, the Company shall not take any action with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A of the Code that would constitute an extension, acceleration, or other modification of, payment terms if such change would be inconsistent with the applicable requirements of Section 409A of the Code.

11.3 Disqualifying Disposition. The Participant must notify the Company of any disposition of any Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions) (any such circumstance, a “Disqualifying Disposition”), within 10 days of such Disqualifying Disposition.

12. Beneficiary Designation

Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Company, and must be made during the Participant’s lifetime. If a Designated Beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

13. Rights of Participants

13.1 Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate or any rights as a stockholder except as to Owned Awards.

13.2 Participation. No Employee, Advisor, Director or Participant will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

14. Amendment, Modification and Termination

14.1 Amendment, Modification and Termination. The Board or the Committee may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part; provided, however, that neither the Board nor the Committee will, without approval of the Company’s shareholders, increase the number of shares that may be issued or transferred to Participants under the Plan as described in Section 4.1 (and subject to adjustment as provided in Section 4.3 and 14.2). Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan unless the Committee expressly reserved the right to do so at the time of the Award. Notwithstanding the foregoing, except as provided in Sections 4.3 and 14.2, the Committee will not modify any outstanding Option or SAR so as to specify a lower Exercise Price or grant price (and will not cancel an Option or SAR and substitute for it an Option or SAR with a lower Exercise or grant price), without the approval of the Company’s shareholders. In addition, except as provided in Sections 4.3 and 14.2, the Committee may not cancel an outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share and substitute for it another Award without the prior approval of the Company’s shareholders.

14.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, adjust the terms and conditions of, and the criteria included in, Awards. Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan.

15. Withholding

15.1 Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares, at the Company’s discretion) sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

15.2 Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may, but need not, satisfy the minimum withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the minimum amount of withholding tax required to be collected on the transaction. The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

16. Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company resulting from a Change in Control.

17. Legal Construction

17.1 Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

17.2 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

17.3 Requirements of Law. The granting of Awards and the issuance of Share and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations and to any approvals by governmental agencies or national securities exchanges as may be required.

17.4 Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.5 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

17.6 Non-U.S. Based Person. Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Persons who are not citizens or residents of the United States on such terms and conditions different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

17.7. Other Benefits. No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any Retirement plan of the Company or an Affiliate, nor affect any benefits or compensation under any other benefit or compensation plan of the Company or an Affiliate, now or subsequently in effect.

17.8. Compliance With Code Section 162(m) and Code Section 409A. Awards will comply with the requirements of Code Section 162(m), unless the Committee determines that such compliance is not desired with respect to an Award available for grant under the Plan. In addition, if changes are made to Code Section 162(m) to permit greater flexibility as to any Award available under the Plan, the Committee may, subject to Article 14, make any adjustments it deems appropriate. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment or Service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” “termination of Service,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months.

17.9 Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Indiana, without giving effect to its conflict of laws principles. Participants, the Company, and Affiliates each submit and consent to the jurisdiction of the courts in the State of Indiana, County of Allen, including the Federal Courts located therein, should Federal jurisdiction requirements exist in any action brought to enforce (or otherwise relating to) this Plan or an Award Agreement.

17.9 Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Board or the Committee, nor any person acting on behalf of the Company, any Affiliate, or the Board or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999; provided, that nothing in this Section 11(b) shall limit the ability of the Board, the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.